Exhibit 99.1

For Immediate Release:  October 30, 2003
Contact:  Paul Sunu, Chief Financial Officer at (919) 563-8222 or
          Rick Whitener, Vice President and Treasurer at (919) 563-8374

Bond Ticker: MADRIV
October 30, 2003
Mebane, North Carolina

              MADISON RIVER COMMUNICATIONS ANNOUNCES 2003 THIRD
           QUARTER AND NINE MONTHS FINANCIAL AND OPERATING RESULTS

Mebane, North Carolina - October 30, 2003 - Madison River Communications today announced its financial and operating results for the third quarter and nine months ended September 30, 2003.

2003 Third Quarter Financial and Operating Results
--------------------------------------------------

For the third quarter ended September 30, 2003, the Company reported operating income of $10.1 million and revenues of $46.4 million. The $10.1 million in operating income was an increase of $6.3 million, or 164.9%, from operating income of $3.8 million for the third quarter ended September 30, 2002. The increase in operating income is attributed primarily to lower operating expenses as a result of business process improvements and adjustments to certain restructuring accruals. Included in the Company's operating income in the third quarter of 2003 is a benefit of $0.5 million for adjustments made to restructuring accruals to recognize differences between actual results and the originating restructuring expenses properly recorded under Emerging Issues Task Force Issue 94-3. In the third quarter of 2002, the Company's operating income included a $2.7 million restructuring charge. As a result, $3.2 million of the $6.3 million increase in operating income in the third quarter of 2003 is due to changes in restructuring expenses. Offsetting this increase partially was $0.3 million in expenses in the third quarter of 2003 for DSL modems used by the Local Telecommunications Division ("LTD"). Prior to the third quarter of 2003, the LTD capitalized the cost of the DSL modems. Revenues in the third quarter of 2003 of $46.4 million are $0.4 million, or 0.9%, less than revenues of $46.8 million in the third quarter of 2002. A decrease of $1.3 million in local service revenues was largely offset by a $0.3 million increase in long distance revenues and $0.7 million increase in Internet and enhanced data service revenues.

Adjusted Operating Income (Loss) (1), previously referred to as "Adjusted EBITDA", is operating income (loss) before depreciation, amortization and non-cash long-term incentive plan expenses. Please refer to Footnote 1 - "Non-GAAP Financial Measures." For the third quarter ended September 30, 2003, the Company reported Adjusted Operating Income of $25.0 million, computed by taking operating income of $10.1 million and adding back depreciation and amortization expenses of $13.9 million and long-term incentive plan expenses of $1.0 million. Included in the Adjusted Operating Income of $25.0 million is the $0.5 million benefit from the adjustments made to the restructuring accrual. Adjusted Operating Income in the third quarter of 2003 increased $6.2 million, or 33.2%, from the $18.8 million in Adjusted Operating Income reported in the third quarter of 2002. The increase in Adjusted Operating Income is attributed primarily to lower operating expenses, including the reduction in restructuring expenses of $3.2 million.

In the third quarter of 2003, the Company incurred a net loss of $5.7 million compared to a net loss of $14.4 million in the third quarter of 2002, an improvement of $8.7 million, or 60.5%. The improvement is attributed primarily to the $6.3 million increase in operating income. In addition, in the third quarter of 2002, the Company incurred a $4.5 million loss from a writedown of its investment in the common stock of US Unwired Inc. for which no comparable writedown is included in the financial results for the third quarter of 2003. These factors were offset by a $0.4 million increase in interest expense and a $1.6 million change in income tax expense. In the third quarter of 2003, the Company recognized income tax expense of $0.4 million compared to an income tax benefit of $1.2 million in the third quarter of 2002.

For the third quarter of 2003 and 2002, the LTD reported revenues of $43.0 million in each quarter. A decrease of $1.1 million in local service revenues was offset by an increase in long distance services of $0.3 million and an increase in Internet and enhanced data services of $0.7 million. On a sequential quarter basis, revenues increased $0.5 million primarily from higher Internet and enhanced data services. Operating income in the LTD was $13.3 million in the third quarter of 2003, an increase of $0.7 million, or 5.7%, from $12.6 million in operating income in the third quarter of 2002. The increase is primarily the result of lower operating expenses including lower long-term incentive plan expenses of $0.5 million in the third quarter of 2003 compared to the third quarter of 2002. In addition, the LTD recognized a benefit of $0.1 million in the third quarter of 2003 for the adjustment made to its restructuring accrual compared to a $0.1 million restructuring expense incurred in the third quarter of 2002 which combined to contribute $0.2 million to the increase. Offsetting these amounts partially was $0.3 million in expenses in the third quarter of 2003 for DSL modems used by the LTD. The LTD's operating income margin was 30.9% in the third quarter of 2003 compared to 29.2% in the third quarter of 2002.

For the third quarter of 2003, the LTD reported net income of $4.0 million compared to net income of $1.0 million in the third quarter of 2002, an increase of $3.0 million, or 289.7%. The increase is attributed to the $0.7 million increase in operating income and a $4.3 million improvement in other expenses, primarily as a result of the $4.5 million writedown of the common stock of US Unwired Inc. in the third quarter of 2002 for which no comparable writedown is included in the third quarter of 2003. These factors were offset by a $0.4 million increase in interest expense and a $1.6 million change in income tax expense.

The LTD had Adjusted Operating Income of $23.9 million and an Adjusted Operating Income margin of 55.6% in the third quarter of 2003. The Adjusted Operating Income margin (1), previously referred to as "Adjusted EBITDA Margin", is computed by dividing the LTD's Adjusted Operating Income of $23.9 million by the LTD's revenues of $43.0 million. Adjusted Operating Income in the third quarter of 2003 increased by $0.9 million, or 4.0%, over the third quarter of 2002 primarily as a result of expense reductions including the $0.2 million impact of the change in restructuring expenses discussed above. Sequentially, the LTD's Adjusted Operating Income decreased $0.3 million, or 1.0%, from the second quarter of 2003.

As of September 30, 2003, the LTD had 208,787 voice access and DSL connections in service compared to 208,100 connections in service at September 30, 2002, an increase of 687 connections, or 0.3%. The change consisted of an increase in DSL connections of 6,097 connections offset by a decrease in voice access lines of 5,410 lines. Compared to the third quarter of 2002, DSL connections in the third quarter of 2003 increased 40.4% as each of the Company's incumbent local exchange carrier operations showed significant increases. The LTD had 187,593 voice access lines in service at September 30, 2003 compared to 193,003 voice access lines in service at September 30, 2002. Approximately 65% of the decrease in voice access lines in the past twelve months occurred in the Company's Illinois operations primarily as a result of the sluggish economy in that area.

On a sequential quarter basis, voice access and DSL connections in the LTD increased by 1,805 connections at September 30, 2003, or 0.9%, from June 30, 2003. The increase is comprised of increases in voice access lines of 48 lines and DSL connections of 1,757 connections, or 9.0%. The increase in voice access lines is attributed primarily to the return of troops to Fort Stewart in Georgia, offsetting losses primarily in the Illinois operations. Of the 208,787 total connections, approximately 127,920 are residential lines, 59,673 are business lines and 21,194 are DSL connections. The LTD had approximately 95,470 long distance accounts for a penetration rate of 50.9% of its voice access lines. In addition, the LTD had 24,970 dial-up Internet subscribers at September 30, 2003.

In the third quarter of 2003, the Integrated Communications Division ("ICD") reported revenues of $3.4 million, a decrease of $0.4 million, or 10.4%, compared to revenues of $3.8 million in the third quarter of 2002. The decrease is attributed primarily to a $0.3 million decrease in local service revenues and a $0.1 million decrease in transport revenues. On a sequential quarter basis, revenues declined $0.1 million. The ICD reported an operating loss of $3.2 million in the third quarter ended September 30, 2003, an improvement of $5.6 million, or 64.3%, from an operating loss of $8.8 million in the same quarter of 2002. The improvement is attributed primarily to operating expense reductions including business process improvements and adjustments to its restructuring accruals. Included in the ICD's operating loss in the third quarter of 2003 is a benefit of $0.4 million for the adjustment made to its restructuring accruals. In the third quarter of 2002, the ICD's operating loss included a $2.6 million charge for restructuring expenses. This change in restructuring expenses accounted for $3.0 million of the $5.6 million improvement in the ICD's operating loss.

The ICD reported a net loss of $9.7 million in the third quarter of 2003 compared to a net loss of $15.4 million in the third quarter of 2002, an improvement of $5.7 million. The improvement is attributed to the improvement in the operating loss.

Adjusted Operating Income in the third quarter of 2003 in the ICD was $1.1 million which includes the $0.4 million benefit for the restructuring adjustment. The $1.1 million Adjusted Operating Income was an improvement of $5.3 million over the $4.2 million Adjusted Operating Loss reported in the third quarter of 2002. The improvement in ICD's Adjusted Operating Income was primarily the result of lower operating expenses including the reduction in operating expenses of $3.0 million as a result of changes in restructuring expenses discussed above. On a sequential basis, Adjusted Operating Income improved $0.5 million primarily as the result of the $0.4 million benefit from the adjustments to the ICD's restructuring accrual.

J. Stephen Vanderwoude, Chairman and Chief Executive Officer, commented, "Our quarterly results reflect steady and improving performance in our operations, cash flow and liquidity. We are pleased to see the rebound of access lines and the continuing increase of connections."

2003 Nine Month Financial Results
---------------------------------

For the nine months ended September 30, 2003 and 2002, revenues were $137.6 million in each period. By division, in the first nine months of 2003, the LTD reported revenues of $127.0 million and the ICD reported revenues of $10.6 million. The LTD's revenues in the first nine months of 2003 increased approximately $1.0 million over the first nine months of 2002. The increase is primarily attributed to a $2.0 million increase in Internet and enhanced data service revenues, a $0.7 million increase in long distance revenues and a $1.7 million increase in miscellaneous revenues. The increase in miscellaneous revenues reflects the negative impact of a $1.5 million bad debt charge for pre-bankruptcy filing amounts due from MCI Worldcom and Global Crossing in the first nine months of 2002 where no comparable bad debt charges were recognized in the first nine months of 2003. These increases were offset by a $3.3 million decrease in local service revenues. For the nine month period ended September 30, 2003, the ICD reported a decrease in revenues of $1.0 million, or 8.5%, compared to the same period in 2002. The decrease is primarily attributed to lower local service revenues of $0.8 million and lower transport revenues of $0.5 million offset by revenue increases in Internet and enhanced data and miscellaneous revenues.

Operating income in the first nine months of 2003 was $33.4 million, an increase of $14.3 million, or 74.8%, from operating income of $19.1 million in the first nine months of 2002 primarily as a result of reduced operating expenses. The increase is attributed primarily to the bad debt charge of $1.5 million from MCI Worldcom and Global Crossing which reduced operating income in 2002 and lower operating expenses in 2003 including a $2.7 million non-cash gain from a pension plan curtailment and the $3.2 reduction in operating expenses from the adjustment to restructuring expenses. During the first quarter of 2003, the Company's non-contributory, defined benefit pension plan was frozen. The curtailment resulted in an one-time, non-cash net gain of $2.8 million, of which $2.7 million resulted in a reduction in pension expense and $0.1 million in a reduction of capital additions. The gain was recognized in the first quarter of 2003. Although further accrual of benefits by plan participants is frozen, the Company has a continuing obligation to fund the plan and continues to recognize net periodic pension expense. Approximately $2.1 million of the net gain was recognized as a reduction of expenses in the LTD and $0.6 million as a reduction of expenses in the ICD. In the LTD, operating income in the nine months ended September 30, 2003 was $42.3 million compared to $36.7 million in the same period of 2002, an increase of $5.6 million, of 15.3%. The increase is attributed primarily the $1.5 million bad debt charge in the prior year and lower operating expenses including the $2.1 million impact of the pension curtailment gain on the current year and $0.2 million from changes in restructuring expenses. Operating income margin in the LTD was 33.3% in the first nine months of 2003 compared to 29.1% in the first nine months of 2002. The ICD reported an operating loss of $8.9 million in the first nine months of 2003 compared to an operating loss of $17.6 million in the first nine months of 2002, an improvement of $8.7 million, or 49.5%. Approximately $3.0 million of the improvement is the result of the $0.4 million benefit from adjustments to the restructuring accrual in 2003 versus the $2.6 million restructuring charge reflected in 2002. The remaining difference is attributed primarily to lower operating expenses.

The Company reported a net loss of $11.8 million in the nine months ended September 30, 2003 compared to a net loss of $32.1 million in the nine months ended September 30, 2002. In the LTD, net income was $17.1 million in the first nine months of 2003 and $5.8 million in the first nine months of 2002. The ICD reported net losses of $28.9 million and $37.9 million in the nine month periods ended September 30, 2003 and 2002, respectively.

Adjusted Operating Income improved by $16.3 million, or 27.1%, to $76.8 million in the first nine months of 2003 compared to $60.5 million in the first nine months of 2002. Adjusted Operating Income by division for first nine months of 2003 was $73.9 million for the LTD and $2.9 million for the ICD. For the same period of 2002, Adjusted Operating Income in the LTD was $66.7 million and the ICD had an Adjusted Operating Loss of $6.2 million. The LTD had an Adjusted Operating Income margin of 58.2% for the first nine months of 2003 compared to an Adjusted Operating Income margin of 52.9% for the first nine months of 2002.

As of September 30, 2003, the Company had approximately $47.0 million in liquidity consisting of $27.0 million in cash on hand and $20.0 million in fully available credit facilities with the Rural Telephone Finance Cooperative ("RTFC"). Capital expenditures for the nine months ended September 30, 2003 of approximately $6.3 million are in line with our expectation of total capital expenditures of approximately $12.0 million to $13.0 million for 2003.

During the third quarter, the Company completed an amendment to its loan agreement with the RTFC which, among other things, allows the Company greater operating flexibility through an increase in its liquidity. Under the terms of the amendment, the maturity of the loan will be extended by one year to 2016 with a reduction in scheduled principal payments through 2010. The amendment also provides for revised financial covenants including RTFC approval of a rolling three-year capital expenditure budget and a requirement to have RTFC consent for any acquisitions or dispositions of incumbent local exchange companies. Interest rates on long-term debt outstanding increased an average of approximately 45 basis points as a result of the amendment. In addition, the amendment also requires annual mandatory pre-payments of principal, beginning in 2005 utilizing 2004 fiscal year financial results, computed as cash flow from operations in excess of certain agreed upon expenditures as defined in the amendment.

Also in the third quarter, the Company fixed interest rates for three years at 5.65% on $91.1 million of its outstanding term loans with the RTFC. After conversion of the interest rates to fixed from variable, at September 30, 2003, the Company had $426.6 million in outstanding term loans with the RTFC at a blended average rate of 7.71%.

During 2002, in consultation with its tax advisors, the Company amended certain prior year income tax returns that resulted in refunds to the Company of approximately $5.8 million. The Company received the refunds in 2002 and properly recorded them as deferred income tax liabilities. During the third quarter, the Company was notified verbally by the Internal Revenue Service, as part of an audit, that the Company's position would be disallowed although no formal notice has yet been issued to the Company. In accordance with Financial Accounting Standard No. 5, a contingent liability meeting the criteria for accrual existed for the interest component through the balance sheet date and, accordingly, the Company accrued interest expense of $1.3 million in the third quarter of 2003. The Company anticipates that interest expense related to this liability will be approximately $0.4 million annually until the issue is resolved. Based on discussions with its tax advisors, the Company believes that its position is appropriate under current tax laws and the Company intends to defend the position taken in its amended income tax returns. No assurance can be made at this time as to the ultimate outcome of this matter although it could take up to two years to resolve.

The Company will be conducting a conference call to discuss its 2003 third quarter and nine month financial and operating results on Friday, October 31, 2003 at 11:00 AM Eastern Time. Those interested in listening to the call are invited to access the call via a webcast that can be linked to by going to the Company's website at www.madisonriver.net.

The Company also announced that Paul Sunu, Chief Financial Officer of Madison River Communications, will be presenting at the 2003 CSFB Leveraged Finance Media and Telecom Conference. The event will take place on November 20th and 21st in New York.

(1) Non-GAAP Financial Measures

Adjusted Operating Income, which is a non-GAAP financial measure, is operating income (loss) before depreciation and amortization expenses and non-cash long-term incentive plan expenses. Adjusted Operating Income margin is Adjusted Operating Income divided by total revenues. Based on recent guidance from the Securities and Exchange Commission and to improve the clarity of its earnings press releases, the Company no longer uses the phrase "Adjusted EBITDA" but will now use the phrase "Adjusted Operating Income." This is a change in name only, and the Company has not changed the way it calculates current or prior presentations of Adjusted Operating Income. Management uses Adjusted Operating Income and Adjusted Operating Income margin to measure its operating performance. You should be aware that these metrics for measuring the Company's financial results will be different from comparable information provided by other companies and should not be used as an alternative to the operating and other financial information as determined under accounting principles generally accepted in the United States. The computation of Adjusted Operating Income and Adjusted Operating Income margin and a reconciliation of those measures to operating income (loss), operating income margin and net income (loss) are as follows:

Reconciliation of Non-GAAP Measures to Most Directly Comparable GAAP Measures (dollars in thousands):



                                                        ADJUSTED OPERATING INCOME (LOSS)
                                                 ---------------------------------------------
                                                         LTD
                                                  Dollars    Margin     ICD       Consolidated
                                                 ---------   ------   --------    ------------


For the third quarter ended September 30, 2003:
Adjusted Operating Income                        $  23,900    55.6%   $  1,141     $  25,041
Less:  Depreciation and amortization                 9,602    22.3%      4,267        13,869
       Long-term incentive plan expenses             1,019     2.4%        (11)        1,008
                                                  --------   ------    -------      --------
Net operating income (loss)                         13,279    30.9%     (3,115)       10,164
Interest expense                                    (9,681)  (22.5%)    (6,703)      (16,384)
Other income, net                                      855     2.0%         82           937
Income tax expense                                    (392)   (0.9%)       -            (392)
                                                  --------   ------    -------      --------
   Net income (loss)                             $   4,061     9.5%   $ (9,736)    $  (5,675)
                                                  ========   ======    =======      ========


For the third quarter ended September 30, 2002:
Adjusted Operating Income (Loss)                 $  22,992    53.5%   $ (4,189)    $  18,803
Less:  Depreciation and amortization                 8,913    20.8%      4,540        13,453
       Long-term incentive plan expenses             1,519     3.5%         (6)        1,513
                                                  --------   ------    -------      --------
Net operating income (loss)                         12,560    29.2%     (8,723)        3,837
Interest expense                                    (9,300)  (21.6%)    (6,686)      (15,986)
Other income (expense), net                         (3,395)   (7.9%)        13        (3,382)
Income tax benefit                                   1,177     2.7%        -           1,177
                                                  --------   ------    -------      --------
   Net income (loss)                             $   1,042     2.4%   $(15,396)    $ (14,354)
                                                  ========   ======    =======      ========


For the nine months ended September 30, 2003:
Adjusted Operating Income                        $  73,907    58.2%   $  2,887     $  76,794
Less:  Depreciation and amortization                27,608    21.7%     11,751        39,359
       Long-term incentive plan expenses             4,043     3.2%          6         4,049
                                                  --------   ------    -------      --------
Net operating income (loss)                         42,256    33.3%     (8,870)       33,386
Interest expense                                   (27,039)  (21.3%)   (20,080)      (47,119)
Other income, net                                    2,010     1.6%         45         2,055
Income tax expense                                    (123)   (0.1%)       -            (123)
                                                  --------   ------    -------      --------
   Net income (loss)                             $  17,104    13.5%   $(28,905)    $ (11,801)
                                                  ========   ======    =======      ========


For the nine months ended September 30, 2002:
Adjusted Operating Income (Loss)                 $  66,700    52.9%   $ (6,254)    $  60,446
Less:  Depreciation and amortization                26,325    20.9%     11,576        37,901
       Long-term incentive plan expenses             3,724     2.9%       (279)        3,445
                                                  --------   ------    -------      --------
Net operating income (loss)                         36,651    29.1%    (17,551)       19,100
Interest expense                                   (28,083)  (22.3%)   (20,066)      (48,149)
Other expense, net                                  (2,551)   (2.0%)      (296)       (2,847)
Minority interest expense                             (275)   (0.2%)       -            (275)
Income tax benefit                                      95     0.0%        -              95
                                                  --------   ------    -------      --------
   Net income (loss)                             $   5,837     4.6%   $(37,913)    $ (32,076)
                                                  ========   ======    =======      ========

Selected Financial Results and Operating Data

Selected historical financial and operating results for the third quarter and nine months ended September 30, 2003 and 2002 were as follows:


                                                   Third Quarter Ended         Nine Months Ended
                                                 -----------------------     ----------------------

                                                 Sept. 30,     Sept. 30,     Sept. 30,    Sept. 30,
                                                   2003          2002   (a)    2003         2002   (a)
                                                 ---------     ---------     ---------    ---------

Selected Financial Results (dollars in millions):

  Net revenues                                    $  46.4       $  46.8      $  137.6     $  137.6
    LTD                                              43.0          43.0         127.0        126.0
    ICD                                               3.4           3.8          10.6         11.6

  Operating expenses                                 36.3          43.0         104.2        118.5
    LTD                                              29.7          30.4          84.7         89.3
    ICD                                               6.6          12.6          19.5         29.2

  Operating income (loss)                            10.1           3.8          33.4         19.1
    LTD                                              13.3          12.6          42.3         36.7
    ICD                                              (3.2)         (8.8)         (8.9)       (17.6)

  Adjusted Operating Income (Loss)                   25.0          18.8          76.8         60.5
    LTD                                              23.9          23.0          73.9         66.7
    ICD                                               1.1          (4.2)          2.9         (6.2)

  Net income (loss)                                  (5.7)        (14.4)        (11.8)       (32.1)
    LTD                                               4.0           1.0          17.1          5.8
    ICD                                              (9.7)        (15.4)        (28.9)       (37.9)

  Cash and cash equivalents                       $  27.0       $  12.3           (b)         (b)
  Net telephone plant and equipment                 326.2         370.6           (b)         (b)
  Total assets                                      813.9         848.4           (b)         (b)
  Long-term debt                                    648.2         666.8           (b)         (b)
  Member's interest                                 251.3         251.3           (b)         (b)
  Accumulated deficit                              (205.4)       (186.3)          (b)         (b)
  Accumulated other comprehensive loss                -             -             (b)         (b)

Selected Operating Data:

  Total connections in service                    224,403       224,890           (b)         (b)
    LTD:
      Voice access lines                          187,593       193,003           (b)         (b)
      DSL connections                              21,194        15,097           (b)         (b)
    ICD:
      Voice access lines                           14,915        16,091           (b)         (b)
      High speed data connections                     701           699           (b)         (b)

  Fiber transport (in actual $ (c))             $ 223,000     $ 270,000           (b)         (b)
  Network operations centers                         1             1              (b)         (b)
  Employees                                         638           721             (b)         (b)


(a) 2002 divisional results are presented on a basis consistent with the 2003 presentation.
(b)  Nine month results are the same as those presented for third quarter.
(c)  Dollar amounts represent monthly recurring revenues.

Forward-Looking Statements
--------------------------

The statements, other than statements of historical fact, included in this press release are forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "plan," "seek" or "believe." We believe that the expectations reflected in such forward-looking statements are accurate. However, we cannot assure you that such expectations will occur. Our actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to, the following:

  * competition in the telecommunications industry;
  * the passage of legislation or regulations or court decisions adversely affecting the telecommunications industry;
  * our ability to repay our outstanding indebtedness;
  * our ability to raise additional capital on acceptable terms and on a timely basis; and
  * the advent of new technology.

For more information, see the "Risk Factors" section beginning on page 16 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (File No. 333-36804) filed with the Securities and Exchange Commission.

You should not unduly rely on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, we are not obligated to publicly release any revisions to these forward-looking statements to reflect events or circumstances occurring after the date of this press release or to reflect the occurrence of unanticipated events.


Madison River Capital, LLC operates as Madison River Communications and is a wholly owned subsidiary of Madison River Telephone Company, LLC. Madison River Communications operates and enhances rural telephone companies and uses advanced technology to provide competitive communications services in its edge-out markets. Madison River Telephone Company, LLC is owned by affiliates of Madison Dearborn Partners Inc., Goldman, Sachs & Co. and Providence Equity Partners, the former shareholders of Coastal Utilities, Inc. and members of management.

                          MADISON RIVER CAPITAL, LLC
               Condensed Consolidated Statements of Operations
            Third Quarter and Nine Months Ended September 30, 2003
                            (Dollars in thousands)



                                            Third Quarter Ended              Nine Months Ended
                                            September 30, 2003               September 30, 2003
                                    -------------------------------- ----------------------------------

                                       LTD        ICD   Consolidated    LTD          ICD   Consolidated
                                    ---------   ------- ------------ ---------     ------- ------------
Operating revenues:
  Local service                     $  31,171    1,822     32,993    $  93,152      5,706     98,858
  Long distance service                 4,161      390      4,551       12,035      1,177     13,212
  Internet and enhanced data            4,159      498      4,657       11,842      1,546     13,388
  Transport service                      -         750        750         -         2,085      2,085
  Miscellaneous telecommunications
    service and equipment               3,487       (6)     3,481        9,974         85     10,059
                                     --------   ------    -------     --------    -------    -------
Total operating revenues               42,978    3,454     46,432      127,003     10,599    137,602
                                     --------   ------    -------     --------    -------    -------

Operating expenses:
  Cost of services                     11,089    1,881     12,970       30,475      5,828     36,303
  Depreciation and amortization         9,602    4,267     13,869       27,608     11,751     39,359
  Selling, general and administrative   9,069      828      9,897       26,725      2,297     29,022
  Restructuring charge                    (61)    (407)      (468)         (61)      (407)      (468)
                                     --------   ------    -------     --------    -------    -------
Total operating expenses               29,699    6,569     36,268       84,747     19,469    104,216
                                     --------   ------    -------     --------    -------    -------

Net operating income (loss)            13,279   (3,115)    10,164       42,256     (8,870)    33,386
Interest expense                       (9,681)  (6,703)   (16,384)     (27,039)   (20,080)   (47,119)
Other income, net                         855       82        937        2,010         45      2,055
                                     --------   ------    -------     --------    -------    -------
Income (loss) before income taxes       4,453   (9,736)    (5,283)      17,227    (28,905)   (11,678)
Income tax expense                       (392)    -          (392)        (123)      -          (123)
                                     --------   ------    -------     --------    -------    -------
Net income (loss)                   $   4,061   (9,736)    (5,675)   $  17,104    (28,905)   (11,801)
                                     ========   ======    =======     ========    =======    =======


Long-term incentive plan expenses   $   1,019      (11)     1,008    $   4,043          6      4,049
                                     ========   ======    =======     ========    =======    =======